Exhibit 99.1

CNX Resources Corporation Announces Termination of Tender Offer for Any and All of Its Outstanding 8.000% Senior Notes due 2023

PITTSBURGH, March 16, 2018 – CNX Resources Corporation (NYSE: CNX) (“CNX”) announced today that it has terminated its previously announced cash tender offer for any and all of the approximately $500 million outstanding aggregate principal amount of its 8.000% senior notes due 2023 (the “2023 Notes”), as a result of its election not to proceed at this time with its previously announced offering of senior notes. Any of the 2023 Notes that have been tendered will not be accepted for purchase and no consideration will be paid or become payable to holders thereof.

Any questions relating to the termination of the tender offer and consent solicitation may be directed to D.F. King & Co., Inc. at (877) 478-5042 (Toll-Free) or (212) 269-5550.

About CNX Resources

CNX Resources Corporation is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CNX deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2017, CNX had 7.6 trillion cubic feet equivalent of proved natural gas reserves. CNX is a member of the Standard & Poor’s Midcap 400 Index. Additional information may be found at www.cnx.com.

Cautionary Statements:

This press release is for informational purposes only and does not constitute an offer to sell or purchase, or the solicitation of an offer to sell or purchase, 2023 Notes or other securities.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2017 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.